Exhibit 10.1

EXECUTION COPY

CEDAR REALTY TRUST, INC.

928 Carmans Road

Massapequa, New York 11758

May 6, 2022

Robin McBride Zeigler

Via DocuSign

Re:	Separation Agreement and Release

Dear Robin,

Reference is made to the amended and restated employment agreement by and among you, Cedar Realty Trust, Inc. (together with its affiliates and subsidiaries, the “Company”) and Cedar Realty Trust Partnership, L.P., dated as of August 2, 2019 (the “Employment Agreement”). This letter agreement confirms your voluntary resignation of your employment with the Company to pursue other professional opportunities and sets forth the terms of an amicable arrangement between you and the Company with respect to your departure, which includes permitting you to receive the benefits described below to which you would not otherwise be entitled. We appreciate your service and all that you have contributed to the Company and we wish you the very best in the future.

By signing below, you and the Company agree as follows:

1. Separation; Separation Date. Your employment with the Company (and, as applicable, any and all of its subsidiaries, affiliates and related entities) will terminate effective on May 6, 2022 (the “Separation Date”). As of the Separation Date, you will be deemed to have separated from any and all offices, titles and positions with the Company (and, as applicable, any and all of its subsidiaries, affiliates and related entities) for all purposes, and will be relieved of your duties and obligations (expressed or implied) as an employee or officer of the Company and under the Employment Agreement except as otherwise provided herein.

2. No Other Benefits or Payments. You acknowledge and agree that other than payment of any base salary earned in the final payroll period through the Separation Date (if not yet paid) and the COBRA premium outlined in paragraph 4 of this letter agreement, as applicable, no other compensation (including, without limitation, any salary, wages, profit sharing, bonuses, commissions, incentive compensation or other remuneration or payment) or benefits has been or will be earned by, and/or is or will be due, owing or payable to you, except as expressly provided in this letter agreement. For the avoidance of doubt, (i) all vested shares of restricted stock owned or held by you as of the Separation Date will remain yours and you will be entitled to all the benefits of ownership of such stock after the Separation Date, (ii) you will retain the right and benefit to any vested securities and cash held by you under the Company’s 2005 Deferred Compensation Plan (the “Plan”) pursuant to the terms thereof; provided, that you hereby voluntarily forfeit your right to any tax gross-up or other tax-related payment from the Company applicable to your vested assets in the Plan, irrespective that the Company may otherwise be required to make such payment under the terms of the Plan; and (iii) any unvested shares of restricted stock held by you as of the Separation Date, whether in the Plan or otherwise, will be forfeited by you in their entirety.

3. Consulting Agreement. MURAL Real Estate Fee Services, LLC (“MURAL”), of which you have control, is hereby offered the opportunity and is eligible to be engaged, and the parties agree that MURAL is to be engaged, as a consultant, on an independent contractor basis, as described in and pursuant to the terms and conditions of the Consulting Agreement attached hereto as Exhibit A (the “Consulting Agreement”). Subject to the timely execution and effectiveness of this letter agreement and the Consulting Agreement, MURAL’s consulting engagement will commence on the Effective Date (as defined in the Consulting Agreement). Nothing herein or under the Consulting Agreement shall prevent you from working at, providing services on behalf of, or operating the business of MURAL.

4. COBRA Premiums. Subject to your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay 100% of the monthly COBRA premium to provide health insurance to you and your family until the earliest of (A) twelve months following your date of termination; (B) your eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of your continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company will convert such payments to payroll payments directly to you for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA (any amounts payable pursuant to this paragraph, the “COBRA Coverage”).

5. Release of Claims by You. In consideration for the payments and benefits in this letter agreement and in the Consulting Agreement, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, funds, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Company Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this letter agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Company Releasees. This release includes, without limitation, all Claims of and relating to: your employment by and separation of employment with the Company; breach of contract; breach of the implied covenant of good faith and fair dealing; retaliation or discrimination under any federal, state or local law or statute, including, without limitation, any and all claims under the federal Americans with Disabilities Act, Title VII of the federal Civil Rights Act of 1964, the Age Discrimination in Employment Act, Family Medical Leave Act, the federal Worker Adjustment and Retraining Notification Act, the federal Employee Retirement Income Security Act, New York City Administrative Code, the New York State Human Rights Law, the New York Executive Law § 290 et seq., the New York Civil Rights Law, the New York

Whistleblower Law, New York Labor Law § 740 et seq., the New York Legal Activities Law, New York Labor Law § 201-d, the New York occupational safety and health laws, the New York Minimum Wage Law and all wage orders, the New York Wage and Wage Payment laws, including Sections 190 et seq. of the Labor Law, Article 6 of the New York Labor Law, the New York Fair Credit Reporting Act, the New York City Human Rights Law, N.Y.C. Admin. Code § 8-101 et seq. and any other federal, state, or local statute, ordinance, or law; defamation, fraud, emotional distress or other torts; violation of public policy; salary, wages, bonuses, commissions, incentive compensation, sick pay, benefits, leave, vacation, and/or severance; and damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief, costs and attorneys’ fees; provided, however, that nothing in this letter agreement shall affect: (i) your vested rights under the Company’s benefit plans; (ii) your rights to indemnification and/or advancement of expenses under applicable law, including but not limited to Maryland General Corporation Law Sec. 2-418(b), the Company’s articles of incorporation and/or by-laws, and other applicable indemnification agreements and/or policies, including the Company’s directors and officers liability insurance, for acts or omissions while serving as an executive and/or officer of the Company, or (iii) your rights under this letter agreement. Nothing contained in this letter agreement limits your ability to file a charge or complaint with the EEOC or equivalent state agency (a “Government Agency”). In addition, nothing contained in this letter agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this letter agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action).

6. Release of Claims by Company. As an inducement for you to enter into this letter agreement, effective as of the Effective Date, the Company agrees not to sue and fully releases and forever discharges you, your family, agents, attorneys, assigns and successors, past and present, Mural, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, funds, and its and their current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively, the “Employee Released Parties”), with respect to and from any and all proceedings, demands, rights, liens, contracts, covenants, liabilities, debts, expenses (including reasonable attorneys’ fees) and damages of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, in all cases, other than as arising from fraud, bad faith or gross negligence. The Company represents and agrees that, except to the extent such right may not be waived by law, the Company has not and will not commence or cause to be commenced any legal action or lawsuit or otherwise assert or cause to be asserted any legal claim seeking relief for any claim released or waived under this release. The Company acknowledges and agrees that during the period covered by this release of claims, it is unaware of any acts of fraud, bad faith or gross negligence committed by you, or of any violation by you of the terms of the Employment Agreement, applicable law or the Company’s policies and rules by which you were bound during the course of your employment, in all cases, other than as the waived by the Company on or prior to the date hereof, as applicable. The Company further understands that by entering into this letter agreement, it waives any right to recover any monetary benefits or other relief against the Employee Released Parties resulting or arising from any such proceeding, unless such waiver is prohibited by law. Furthermore, the Company agrees that if anyone else files any such action, the Company will not, except as legally required, share in any monetary or other relief granted. The Company represents that it has not filed any such claims, lawsuits or complaints as of its execution of this letter agreement and is unaware that anyone else has filed any such claims.

7. Proprietary Information. You acknowledge, understand and agree that, during your employment with the Company, you were employed in a high-level position of trust and confidence, had a fiduciary duties and duty of loyalty to the Company, and had access to confidential, trade secret and proprietary information (whether or not in writing) which the Company has developed, possesses and/or to which the Company has access concerning the Company’s business, business relationships, and financial affairs which the Company has not released to the general public, is not generally known to the public or in the industry, is a competitive asset of the Company, constitutes a “trade secret” under applicable law and/or the disclosure of which could result in a competitive disadvantage or other harms to the Company (collectively, “Proprietary Information”). For purposes of this letter agreement, “Proprietary Information” includes, without limitation:

(a) Any information that would typically be included in the Company’s financial statements, including, without limitation, the value of the Company’s properties and other assets, and the amount of liabilities, revenues, net income, NOI, EBITDA, FFO and other metrics;

(b) information related to the Company’s properties, joint ventures, past or pending transactions, tenant leases and pending lease negotiations;

(c) non-public information relating to legal and professional dealings, real property, tangible property, finances, business, compensation structure and investment activities, and other personal or business affairs of the Company;

(d) non-public information relating to the legal, personal, financial or business affairs of any of the Company’s directors, officers, executives, employees, investors, attorneys, representatives, consultants, insurers, benefit plans, and/or agents;

(e) any intellectual property rights acquired or developed by the Company, whether or not patentable or copyrightable, including all business plans, projects, partnerships, investments or financing memoranda, know-how, technical information, inventions, designs, configurations, ideas, concepts, processes, procedures, operations, research and development plans, pricing information, business, operational and marketing plans; and

(f) any other non-public information gained in the course of your employment with the Company that could reasonably be expected to prove harmful in any way to the Company and/or its successors if disclosed to third parties, including, without limitation, any information that could be reasonably expected to aid a competitor or potential competitor of the Company and/or its successors.

You agree that all Proprietary Information, whether developed, compiled or created by you during your employment or by the Company at any time, is and will be the exclusive property of the Company. You further agree that, at all times, you shall keep in trust and confidence all Proprietary Information and shall not, without the prior express written consent of the Company, disclose, use or permit to be used for any purpose, any Proprietary Information of the Company or its investors, customers or clients, or any information received in confidence from third parties by the Company. Nothing herein prohibits you from using Company Proprietary Information to the extent necessary to carry out the obligations of Mural under the Consulting Agreement.

8. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this letter agreement shall continue in full force and effect without said provision or portion of provision.

9. Entire Agreement. This letter agreement represents the entire agreement and understanding between the Company and you concerning the subject matter hereof.

10. Governing Law. This letter agreement shall be governed by the laws of the State of New York, without regard to choice-of-law provisions. You and the Company consent to personal and exclusive jurisdiction and venue in the State of New York.

11. Effective Date. You understand and acknowledge that you have been given the opportunity to consider this letter agreement for twenty-one (21) days from your receipt of this letter agreement before signing it. If you sign this letter agreement before the end of the 21-day period, you acknowledge that such decision was entirely voluntary. For the period of seven (7) days from the date when you sign this letter agreement, you have the right to revoke this letter agreement by written notice to the Company, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period. This letter agreement shall not become effective or enforceable during the revocation period. This letter agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

[signature page follows]

12. Counterparts. This letter agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

CEDAR REALTY TRUST, INC.

/s/ Bruce J. Schanzer
By: Bruce J. Schanzer
Title: President, Chief Executive Officer

Dated: May 6, 2022

Accepted and Agreed to:

ROBIN MCBRIDE ZEIGLER, an individual

/s/ Robin McBride Zeigler
Name: Robin McBride Zeigler

Dated: May 6, 2022

EXHIBIT A

[CONSULTING AGREEMENT]